                                                                 EXHIBIT (A)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated
 June 16, 1997 and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any State where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the
     Offer shall be deemed to be made on behalf of Purchaser by Montgomery Securities or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     NOTICE OF OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                      OF
                         NETFRAME SYSTEMS INCORPORATED
                                      AT
                              $1.00 NET PER SHARE

                                      BY

                        PAYETTE ACQUISITION CORPORATION

                         A WHOLLY OWNED SUBSIDIARY OF
                           MICRON ELECTRONICS, INC.

  Payette Acquisition Corporation, a Delaware corporation ("PURCHASER"), a wholly owned subsidiary of Micron Electronics, Inc., a Minnesota corporation ("MICRON") and a subsidiary of Micron Technology, Inc., a Delaware corporation, is offering to purchase all outstanding shares of Common Stock, par value $.001 per share (the "SHARES"), of NetFRAME Systems Incorporated, a Delaware corporation (the "COMPANY"), at a price of $1.00 per Share, net to the seller in cash and without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 16, 1997 (the "OFFER TO PURCHASE") and in the related Letter of Transmittal (which together constitute the "OFFER"). Following the Offer, Purchaser intends to effect the Merger described below.


                     THE OFFER AND WITHDRAWAL RIGHTS WILL
                 EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
            ON MONDAY, JULY 14, 1997, UNLESS THE OFFER IS EXTENDED.


  The offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer at least that number of Shares that, when added to the Shares owned of record by Micron or any of its subsidiaries on the date hereof, if any, shall constitute a majority of the then outstanding Shares on a fully diluted basis (as defined in the Offer to Purchase). The Offer is also conditioned upon, among other things, the expiration or termination of all waiting periods imposed upon consummation of the Offer by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder as well as the other conditions described in the Offer to Purchase.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 10, 1997 (the "MERGER AGREEMENT"), among Micron, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with relevant provisions of the General Corporation law of the State of Delaware ("DELAWARE LAW"), Purchaser will be merged with and into the Company (the "MERGER"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "SURVIVING CORPORATION") and will become a wholly owned subsidiary of Micron. At the effective time of the Merger (the "EFFECTIVE TIME"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company and any Shares owned by Purchaser, Micron or any direct or indirect wholly owned subsidiary of Micron or of the Company, if any, and other than Shares held by stockholders who shall have demanded and perfected appraisal rights, if any, under Delaware Law) will be canceled and converted automatically into the right to receive $1.00 in cash, or any higher price that may be paid per Share in the Offer, without interest.

  The Board of Directors of the Company has determined that each of the Offer and the Merger is fair to, and in the best interests of, the stockholders of the Company, and recommends that stockholders accept the Offer and tender their Shares pursuant to the Offer.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to Norwest Bank Minnesota, N.A. (the "DEPOSITARY") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "SHARE CERTIFICATES") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section 2 of the Offer to Purchase) pursuant to the procedure set forth in Section 3 of the Offer to Purchase,
(ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (iii) any other documents required under the Letter of Transmittal.

  Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares.

  Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Monday, July 14, 1997 (or the latest time and date at which the Offer, if extended by Purchaser, shall expire) and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 14, 1997. For the withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

  The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

  The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

  The Offer to Purchase and the related Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

  Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent for the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                      [LOGO OF MACKENZIE PARTNERS, INC.]

                                156 Fifth Avenue
                               New York, NY 10010
                         (212) 929-5500 (call collect)

                                       or

                         CALL TOLL FREE (800) 322-2885

                      The Dealer Manager for the Offer is:

                             MONTGOMERY SECURITIES

                             600 Montgomery Street
                        San Francisco, California 94111

                              Call: (800) 227-4786
                                       or
                             Collect (415) 627-2000
June 16, 1997


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